Exhibit 10.62

2006 EMPLOYMENT AGREEMENT

This 2006 EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into, and effective as of May 17, 2006 (hereinafter referred to as the “Effective Date”), by and between SMART & FINAL INC., a Delaware corporation (hereinafter referred to as the “Company”), and ETIENNE SNOLLAERTS, an individual (hereinafter referred to as “Executive”).

RECITALS

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement (the “Original Agreement”) made, entered into and effective as of May 17, 2004, which provides, among other matters, for Executive to serve as the President and Chief Executive Officer of the Company pursuant to the terms thereof; and

WHEREAS, the Company desires to continue to retain the services of Executive in the manner described in this Agreement, and Executive desires to be employed by the Company in such manner; and

WHEREAS, Executive and the Company desire to terminate and supersede the Original Agreement and replace it with this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Term of Employment

1.1. The Company hereby agrees to employ Executive and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, from the Effective Date of this Agreement until May 17, 2010 (unless extended pursuant to Section 1.2 below); subject, however, to earlier termination as expressly provided in Section 6 below (such period, including, if elected, the extension pursuant to Section 1.2 hereof, the “Term” or the “Term of this Agreement”).

1.2. Not earlier than May 1, 2009 nor later than May 31, 2009, the Company may, in its sole discretion, give notice to Executive of the Company’s election to extend this Agreement for a three (3) year period from May 17, 2010. Failure by the Company to give any such notice of election to extend this Agreement shall be deemed an election by the Company not to extend the Term hereof and, in such case, this Agreement shall terminate as otherwise provided herein.

Section 2. Positions and Responsibilities

2.1. Throughout the Term of this Agreement, Executive shall serve as the President and Chief Executive Officer of the Company, and shall have and perform the duties and responsibilities customarily performed by a president and chief executive officer of a company. In addition, the Company shall recommend Executive for election to the Board of Directors of the Company (the “Board”) each time during the Term that Executive is eligible for nomination.

Section 3. Standard of Care and Performance; Location

3.1. During the Term of this Agreement, Executive agrees to devote substantially his full time, attention and energies to the Company’s business.

3.2. Nothing in this Section 3 shall be construed as preventing Executive from participating in charitable activities, community or industry affairs or from investing his personal assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. In addition, nothing in this Section 3 shall be construed as preventing Executive from serving on the board of directors of any not-for-profit company or, with the prior written approval of the Company, on the board of directors of any for-profit company so long as such activity does not materially interfere with the performance of Executive’s duties hereunder or create a conflict of interest.

3.3. Executive shall perform his duties and responsibilities under this Agreement in the City of Commerce, Los Angeles County, California, or such other location(s) within the greater metropolitan Los Angeles County area as may be required by the Company from time to time.

Section 4. Compensation and Benefits

The Compensation Committee of the Board shall be solely responsible for setting Executive’s pay, as remuneration for all services to be rendered by Executive during the Term of this Agreement, and as consideration for complying with the covenants herein. The compensation and benefits provided to Executive shall be as follows:

4.1. Base Salary. During the Term of this Agreement, the Company shall pay to Executive an annual salary (a “Base Salary”) in the amount of Seven Hundred Seventy Thousand Dollars ($770,000) per annum.

(a) Executive’s Base Salary shall be paid to Executive in equal installments, throughout the year, consistent with the normal payroll practices of the Company.

(b) Executive’s Base Salary shall be reviewed annually in accordance with the Company’s executive merit pay policy, as amended from time to time, and at the sole discretion of the Compensation Committee the Base Salary may be increased, but in no event shall the Base Salary be decreased to an amount less than Seven Hundred Seventy Thousand Dollars ($770,000) per annum.

4.2. Annual Bonus. Executive shall be eligible to earn an annual bonus (“Annual Bonus”), at a level that, in the sole discretion of the Compensation Committee of the Board, is commensurate with the bonuses offered to executives having the same or similar duties and responsibilities as those of Executive at companies of similar size, scope, and business and financial condition as that of the Company, as more fully described below.

(a) If and to the extent that the Board, or the Compensation Committee thereof, decides to award annual bonuses during the Term of this Agreement, Executive shall be eligible to earn an Annual Bonus at the sole discretion of the Board or the Compensation Committee, as applicable. The target for any such Annual Bonus shall be not less than One Hundred Percent (100%) and the maximum amount not greater than Two Hundred Percent (200%) of Executive’s Base Salary for such period, and such target must be reasonably attainable and mutually agreed upon by both parties. Executive’s Annual Bonus for any partial years of service hereunder shall be prorated.

(b) Nothing in this Section shall be construed as obligating the Company to pay Executive an Annual Bonus or to refrain from changing and/or amending the annual bonus/incentive plan so long as such changes are similarly applicable to all executives of the Company generally.

4.3. Long-Term Incentives. During the period of time that Executive serves as the Company’s President and Chief Executive Officer, Executive shall be eligible to receive awards of stock options, stock appreciation rights, restricted stock, performance units or performance shares or other equity-based incentive compensation and benefits (the “Long-Term Incentives”) pursuant to the Amended and Restated Long-Term Equity Compensation Plan, in accordance with the guidelines set forth in the Company’s executive compensation policies as determined by the Compensation Committee of the Board. All such Long-Term Incentives shall be awarded to Executive no less frequently than such awards are made to other senior executives of the Company and shall exceed the value of awards made to any other single senior executive for any given award, excluding awards made to any president and/or chief executive officer of the Company succeeding the Executive.

4.4. Retirement Benefits.

(a) Executive shall be eligible to participate in the Company’s qualified defined benefit and defined contribution retirement plans, including, but not limited to, the 401(k) savings plan (including matching contributions from the Company), and the pension plan. Executive shall also be eligible to participate in the Smart & Final Supplemental Deferred Compensation Plan (including deferral of up to One Hundred Percent (100%) of Base Salary and any Annual Bonus) and the Directors Deferred Compensation Plan, subject to the eligibility and participation requirements of any such plans.

(b) Executive shall be eligible to participate in the Company’s Supplemental Executive Retirement Plan (“SERP”), subject to the eligibility and participation requirements of such plan; provided, however, that:

(i) Executive’s benefits under such plan shall vest at the rate of four percent (4%) per year;

(ii) the five (5) year delay period referred to in Section 3.1(e) of the Supplemental Executive Retirement Plan, Master Plan Document, as amended and restated through May 16, 2000, shall not apply to Executive, and Executive shall be eligible to elect Early Retirement under Section 1.11 of the SERP as if he has ten (10) Years of Service at age 55; and

(iii) notwithstanding anything to the contrary herein, any benefits to which Executive may otherwise be entitled under such plan shall be forever forfeited by Executive if Executive accepts any position with Casino Guichard-Perrachon, S.A., or any of its foreign or domestic subsidiaries (“Casino”), within six (6) months following the termination of his employment with the Company.

4.5. Employee Benefits. During the Term and as otherwise provided by the provisions of each of the respective plans, the Company shall provide to Executive all of the benefits that other executives and employees of the Company are entitled to receive, as commensurate with Executive’s position. The benefits, and the terms of conditions thereof, to which Executive shall be entitled, are set forth in the Company’s Employee Benefits package, as the same may, from time to time, be amended or modified.

4.6. Benefit Reimbursements. The Company shall reimburse Executive up to Twelve Thousand Dollars ($12,000) per calendar year for medical, dental and vision insurance expenses, and shall provide Executive with executive life insurance and long-term disability insurance that other executives and employees of the Company are entitled to receive, as commensurate with Executive’s position.

4.7. Vacation. Executive shall be entitled to five (5) weeks of paid vacation per calendar year, prorated for any partial years of services, in accordance with the standard written policy of the Company with regard to vacations of employees. Unused vacation shall accrue from year to year, but shall be capped at ten (10) weeks.

4.8. Automobile Allowance. During the Term, Executive shall receive: (a) an automobile allowance of One Thousand Dollars ($1,000) per month; (b) Two Thousand Five Hundred Dollars ($2,500) per calendar year (in accordance with the Company’s written policies) to be used for maintenance expenses for such automobile or as a supplement to Executive’s monthly automobile allowance set forth in (a) above; (c) a credit card to be used for the purchase of gasoline for such automobile; and (d) automobile insurance for such automobile paid for by the Company.

4.9. Financial Planning/Tax Expenses. During the Term, the Company shall reimburse Executive for financial planning and tax expenses paid to a financial services provider of Executive’s choosing, in an amount not to exceed Fifteen Thousand Dollars ($15,000) per calendar year.

4.10. Expatriate Compensation. Executive shall receive expatriation compensation in accordance with that certain Expatriate Compensation Agreement between Executive and the Company, effective as of August 4, 2003.

4.11. Perquisites. The Company shall provide to Executive, at the Company’s cost, all perquisites to which other executives of the Company are entitled to receive and such other perquisites that are suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder.

4.12. Right To Change Plans. By reason of the provisions herein, the Company shall not be obligated to institute, maintain, change, amend or discontinue, or to refrain from changing, amending or discontinuing, any benefit plan, program or perquisite referenced in Section 4.5 above, so long as such changes are similarly applicable to executive employees generally.

4.13. Benefits Conflicts. Executive’s benefits and perquisites shall be as set forth in this Agreement, subject, however, to the Company’s right to change the plans set forth in Section 4.12 above.

Section 5. Expenses

5.1. Reimbursements. The Company shall, according to its written policies, pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which Executive’s participation is in the best interest of the Company.

5.2. Relocation Expenses. The Company shall reimburse Executive for all reasonable relocation expenses, which Executive incurs in relocating to France (or to another location provided that the relocation expense does not exceed the expense to relocate to France) including, but not limited to, moving and travel expenses, upon submission of documentation acceptable to the Company, provided, however, that such benefit will be available:

(a) only (i) for a termination without Cause by the Company or a resignation for Good Reason by Executive, occurring during the Term of this Agreement, (ii) if there shall have been no termination or resignation during the Term, then upon expiration of the Term, or (iii) if following a Change in Control (as defined in the Severance Plan in Section 12.7 below) Executive agrees to relocate pursuant to the Company’s relocation plans; and

(b) only if Executive does not accept any position with Casino within six (6) months following the termination of his employment with the Company.

The reimbursement of relocation expenses as set forth in this Section 5.2 shall include such additional payment as is necessary (after taking into account all federal, state and local income and payroll taxes payable by Executive as a result of the receipt of such reimbursement) to place Executive in the same after-tax position (including federal, state and local income and payroll taxes) as Executive would have been in had no such tax been paid or incurred by Executive as a result of such reimbursement.

5.3. Legal Expenses. The Company will pay any legal fees incurred by Executive associated with the negotiation and preparation of this Agreement up to Twenty Five Thousand Dollars ($25,000).

Section 6. Employment Terminations

6.1. Termination Due To Retirement. In the event Executive’s employment is terminated by reason of Executive’s Retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan) then, upon the effective date of such termination, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof), shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment due to Retirement pursuant to Section 4.5 of the Severance Plan.

6.2. Termination Due To Death. In the event Executive’s employment is terminated by reason of the death of Executive then, upon the date of such termination, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof) shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment due to death pursuant to Section 4.5 of the Severance Plan.

6.3. Termination Due To Disability. In the event that Executive becomes Disabled during the Term of this Agreement and is, therefore, unable to perform his duties hereunder for a period of more than ninety (90) calendar days in the aggregate, during any period of twelve (12) consecutive months, or in the event of the Board’s reasonable expectation that Executive’s Disability will exist for more than a period of ninety (90) calendar days, the Company shall have the right to terminate Executive’s active employment as provided in this Agreement. However, the Board shall deliver written notice to Executive of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

A termination for Disability shall become effective upon the end of such thirty (30) day notice period. Upon such effective date, the Company’s obligation to pay and provide to Executive Base Salary, Annual Bonus and Long-Term Incentives (as provided in Section 4 hereof), shall immediately expire. Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment due to Disability pursuant to Section 4.4 of the Severance Plan.

The term “Disability” shall, for all purposes of this Agreement, have the meaning ascribed to such term in the Severance Plan.

It is expressly understood that the Disability of Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default, and Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the Term of this Agreement.

6.4. Voluntary Termination By Executive Without Good Reason. Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the notice period.

Upon such termination, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment by such executive, other than for Retirement, pursuant to Section 4.6 of the Severance Plan.

6.5. Termination By The Company Without Cause. At any time during the Term, the Board may terminate Executive’s employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement or for Cause, by notifying Executive in writing of the Company’s intent to terminate, at least thirty (30) calendar days prior to the effective date of such termination.

Upon such termination without Cause, or at the end of the Term should the Company elect not to renew Executive’s employment, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment by the Company other than for Cause, death or Disability pursuant to Section 4.2 of the Severance Plan (as well as (a) any accrued but unpaid bonus for the year preceding the year in which such termination occurs, (b) additional service and compensation credit under the SERP for the duration of the General Severance Period (as defined in the Severance Plan), and (c) continued participation in all Company fringe and employee benefit plans, programs and arrangements (without duplication of benefits otherwise provided under this Agreement or the Severance Plan) on the same after-tax basis as during Executive’s active employment, except that the following benefits shall be excluded to the extent that the law or the plan or benefit program does not permit such benefit to be made available to Executive, the Company’s (i) life and accidental insurance plans and programs, (ii) employee assistance programs, (iii) long-term disability plans and programs, (iv) paid time off benefits and programs, and (v) (active participation in) equity plans and programs, 401(k) and other pension plans and programs); provided, however, that notwithstanding the provisions of the Severance Plan, Executive’s General Severance Period shall be twenty-four (24) months.

Notwithstanding anything to the contrary herein, if (i) at the end of the Term the Company elects not to renew Executive’s employment and (ii) Executive accepts any position with Casino within six (6) months following the expiration of Executive’s employment term, then in such circumstances Executive shall not be eligible to receive any severance benefits payable to a Tier I Executive as set forth above in this Section 6.5.

6.6. Termination By The Company For Cause. At any time during the Term of this Agreement, the Board, acting in good faith and pursuant to a determination approved by at least a majority of the Board, may terminate Executive’s employment hereunder for “Cause”, provided that the Board determines that the conduct of Executive has a significant impact on the business of the Company. Prior to any such termination, (a) the Board shall provide Executive ten (10) days’ written notice setting forth in reasonable detail the facts and circumstances providing the basis for such contemplated termination, and (b) Executive shall have an opportunity to appear before the Board to respond thereto.

“Cause” shall be defined as conduct of Executive that (a) is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct and (b) has a significant impact on the business of the Company.

Upon such termination by the Company for Cause, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive upon termination of employment by the Company for Cause pursuant to Section 4.6 of the Severance Plan.

6.7. Termination By Executive For Good Reason. At any time during the Term of this Agreement, Executive may terminate this Agreement for “Good Reason” (as defined in the Severance Plan and modified to include the following additional events: (a) Executive’s failure to be re-elected to the Board during the Term; (b) any diminution in Executive’s title or reporting lines or material reduction in Executive’s authority or responsibilities; (c) failure of any successor to assume this Agreement in writing; and (d) a material breach of this Agreement by the Company that remains uncured after expiration of the first ten (10) days of Executive’s required thirty (30)-day notice period have elapsed) by giving the Board thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Upon the expiration of the thirty (30)-day notice period, such termination shall become effective, unless, to the extent applicable, the Company shall have previously cured within the time frame set forth above in this Section 6.7.

Upon a termination of Executive’s employment for Good Reason at any time other than during the six-month period preceding or the twenty-four (24) month period following the effective date of a Change in Control (as defined in Section 7.1 below), Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the same severance payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.5 herein. Upon a termination for Good Reason during the six months preceding or the twenty-four (24) months following the effective date of a Change in Control, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the payments and benefits set forth in Section 7.1 below in lieu of those set forth in this Section 6.7.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

6.8. Accelerated Vesting. If: (a) this Agreement is terminated pursuant to Section 6.5 or Section 6.7 hereof; (b) this Agreement is not renewed by the Company after expiration of the Term; or (c) there is a Change in Control then, in such circumstances (i) all Long-Term Incentives received by Executive during the Term of this Agreement shall immediately become vested and (ii) all restrictions applicable to any shares of restricted stock or performance-based units or shares of the Company received by Executive during the Term of this Agreement shall immediately lapse (to the fullest extent possible).

Section 7. Change In Control

7.1. Employment Terminations In Connection With A Change In Control. In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within the six months preceding or the twenty-four (24) months following the effective date of a Change in Control (as defined in the Severance Plan) then, in lieu of all other benefits provided to Executive under the provisions of this Agreement, Executive shall be entitled, and his sole remedy under this Agreement shall be, to receive the severance benefits payable to a Tier I Executive (as modified in Section 6.5 hereof) upon a Change in Control pursuant to Sections 5.1, 5.3 and 5.4 of the Severance Plan.

7.2. Excise Tax Equalization Payment. In the event that Executive becomes entitled to payments and/or benefits hereunder which would constitute “parachute payments” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, the provisions of Article 6 of the Severance Plan and of Exhibit “B” to the Severance Plan shall apply to Executive in their entirety.

7.3. Acceptance of Position With Casino. Notwithstanding anything to the contrary herein, Executive shall not be eligible to receive any severance benefits, whether payable to a Tier I Executive upon a Change in Control or otherwise, if Executive accepts any position with Casino, within six (6) months following any such change of control event.

Section 8. Certain Covenants

8.1. Competition. Without the prior written consent of the Company, during the Term of this Agreement and during the General Severance Period (as set forth in Section 6.5 hereof), Executive shall not engage directly or indirectly (whether as an employee, investor, officer, director, partner, member, manager, shareholder, lender, consultant or otherwise), in any business or enterprise that is “in competition” (as defined in Section 10.1 of the Severance Plan) with the Company or its successors or assigns. Notwithstanding the foregoing, nothing contained in this Section 8.1 shall prevent Executive from owning securities in companies listed on a national securities exchange or traded on a national over-the-counter market, in an amount not to exceed 5% of the outstanding securities of any such company(ies).

8.2. Confidential Information. For purposes of this Agreement, “Confidential Information” means all information that is not generally known or available to the public and that gives the Company a competitive advantage over others who do not know or use it, which Executive obtains from the Company, or learns, discovers, develops, conceives, or creates while employed or otherwise retained by the Company, and which relates to the business or assets of the Company (whether obtained, learned, discovered, developed, conceived or created preceding, on or after the Effective Date and prior to the termination of Executive’s employment with the Company). The term “Confidential Information” includes, but is not limited to, inventions, ideas, computer programs, protocols, designs, processes, techniques, research and development information; identities of clients and customers; financial data and information; business plans, strategies and processes; pricing and contract terms; client and customer preferences and requirements; and any other information of the Company that the Company shares with Executive or that Executive should know, by virtue of Executive’s position or the circumstances under which Executive learned it, should be kept confidential. Confidential Information also includes information obtained by the Company in confidence from its clients, customers, vendors and other third parties.

(a) No Disclosure. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of its Confidential Information. Executive therefore agrees that Executive will not disclose to others in any manner (except as may be necessary in the performance of his duties for the Company), use for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, and Executive shall take all reasonable measures, in accordance with policies established by the Company and instructions from the Board, to protect Confidential Information from any accidental, unauthorized, or inappropriate use or disclosure. Executive’s obligations under this Section 8.2 shall continue for so long as Executive is employed or otherwise retained or compensated by the Company, and shall continue thereafter for twenty-four (24) months, and with respect to Confidential Information constituting a trade secret within the meaning of the Uniform Trade Secrets Act, for such longer period as such Confidential Information remains a trade secret.

(b) Company’s Ownership of Information. Executive further agrees that all files, records, documents, data, specification, equipment, software, hardware and similar items, whether maintained in hard copy or on-line relating, to the Company’s business, whether prepared by Executive or others, and whether Confidential Information or not, are and shall remain exclusively the property of the Company.

8.3. Covenants Regarding Other Employees. Executive recognizes that the Company’s employees are unique and valuable resources of the Company who have knowledge of and access to Confidential Information and trade secrets of the Company, and who have been trained by the Company, and that the Executive’s employment requires Executive to have access to and interaction with the Company’s other employees. Executive agrees that for so long as Executive remains employed by the Company under this Agreement and for a period of twenty four (24) months thereafter, Executive shall not, directly or indirectly, recruit or solicit any employee, or group of employees, of the Company to terminate employment with the Company, or to become employed by or contract with Executive or any other person or entity.

8.4. Intent; Separate Covenants. Executive agrees that the covenants contained in this Section 8 are reasonable in light of the nature of the Company’s business and Executive’s role in the business of the Company. The covenants contained in this Agreement shall be construed as a series of separate and severable covenants. If any covenant contained in this Agreement is determined, by any court of competent jurisdiction, to be unenforceable or unreasonable, Executive agrees that such covenants may and shall be modified by such court, but only to the extent necessary to eliminate those restrictions determined to be unenforceable or unreasonable. Nothing contained in this Section 8 or elsewhere in this Agreement is intended to or shall modify or reduce in any way Executive’s obligations to comply, while employed or thereafter, with applicable laws relating to trade secrets, or unfair competition.

8.5. Remedies. Executive acknowledges and agrees that Executive’s breach of any provision of this Section 8 of this Agreement is likely to cause irrevocable harm to the Company, for which there may be an inadequate remedy at law and which the ascertainment of damages would be difficult. Accordingly, in the event of a breach by Executive of any term of Section 8 of this Agreement, the Company shall be entitled, in addition to and without having to prove the inadequacy of other remedies at law (including, without limitation, damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

Section 9. Indemnification; Insurance

9.1. The Company hereby covenants and agrees to indemnify and hold harmless Executive, to the fullest extent permitted by Delaware law, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees) losses, and damages resulting from Executive’s good faith performance of his duties and obligations under the terms of this Agreement.

9.2. The Company hereby covenants and agrees to have and maintain, during the Term of this Agreement, Director and Officers (D&O) insurance covering Executive in an amount and with such limits as necessary to cover any liability with regard to Executive’s actions and inactions in relation to his duties as a director or officer of the Company.

Section 10. Assignment

10.1. Assignment By Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

10.2. Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, in the absence of such designee, to Executive’s estate.

Section 11. Dispute Resolution and Notice

11.1. Dispute Resolution. Except as otherwise expressly provided in Section 8.5 of this Agreement, any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration.

Such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

Each party shall be responsible for its expenses incurred in any such arbitration, including the reasonable fees and expenses of the legal representation, and necessary costs and disbursements incurred as a result of such dispute; provided, however, that in the event that Executive prevails in at least one material respect with respect to such dispute, then the Company shall pay the costs of Executive relating to such dispute, but only to the extent such costs do not exceed 1% of the Company’s total assets.

11.2. Notice. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, to the Corporate Secretary at the Company’s principal executive offices.

Section 12. Miscellaneous

12.1. Entire Agreement. This Agreement supersedes all negotiations or understandings, oral or written, between Executive and the Company, with respect to the subject matter hereof, including the Original Agreement, and constitutes the entire Agreement of the parties with respect thereto. To the extent that this Agreement is inconsistent with the Severance Plan, the terms of this Agreement shall prevail.

12.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

12.3. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.5. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

12.6. Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time.

12.7. Definition of Severance Plan; Successor Plan. For purposes of this Agreement, the term “Severance Plan” shall refer to and mean: (i) the Company’s 2004 Executive Severance Plan; or (ii) any successor executive severance plan adopted by the Company during the Term, to the extent that Executive expressly opts into such successor executive severance plan in its entirety. The parties understand, acknowledge and agree that, should the Company adopt a successor plan to the 2004 Executive Severance Plan, Executive shall have the right, but not the obligation, to opt into such plan in whole, but not in part, and that references in this Agreement to sections of the 2004 Executive Severance Plan shall refer to the most closely corresponding provisions of the successor plan as determined in the sole discretion of the Company.

12.8. Termination of Original Agreement. Effective as of the Effective Date, the Original Agreement shall terminate and shall be superseded in its entirety by this Agreement.

12.9. Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

12.10. No Mitigation; No Offset. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain, except as otherwise set forth in this Agreement relating to Executive’s subsequent employment with Casino. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.

IN WITNESS WHEREOF, Executive and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) have executed this Agreement, as of the day and year first above written.

“Executive”

By:	/s/ Etienne Snollaerts
ETIENNE SNOLLAERTS

“Company”

SMART & FINAL INC., a Delaware corporation

By:	/s/ Timm F. Crull
TIMM F. CRULL

Its:	Director